UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Rule 14a-12

BUCKINGHAM EXPLORATION INC.
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

BUCKINGHAM EXPLORATION INC.
Suite 418-831 Royal Gorge Blvd.
Cañon City, CO 81212, USA

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 9, 2010

TO THE SHAREHOLDERS:

Notice is hereby given that a special meeting (the “Special Meeting”) of the Shareholders of Buckingham Exploration Inc. will be held at Suite 418-831 Royal Gorge Blvd, Cañon City, CO 81212, on July 9, 2010, at 10:00 a.m. (Pacific Standards Time) for the following purposes:

1.	to approve a possible reverse stock split of our issued and outstanding common stock at a the ratio of one (1) new share for every four hundred shares (400) existing shares (the “Reverse Split”); and

2.	to consider and act upon any other matter that June properly come before the meeting or any adjournment thereof.

If any other matters properly come before the Special Meeting of the Shareholders or any adjournments of the Special Meting of the Shareholder, the persons named in the proxy card will have the authority to vote the shares represented by all properly executed proxies in their discretion. The Board of Directors of the Company does not know of any matters to be raised at the Special Meeting of the Shareholders other than the proposal contained in this proxy statement.

The Board of Directors has fixed the close of business on June 18, 2010 as record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof.

A proxy statement and proxy are enclosed. If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the self addressed stamped envelope provided. If you attend the meeting in person, you may withdraw your proxy and vote your shares.

By order of the Board of Directors

/s/ Robin Relph
C. ROBIN RELPH, President and Chief Executive Officer

Vancouver, British Columbia
June 24, 2010

YOUR VOTE IS IMPORTANT.
Whether or not you expect to attend the Special Meeting of the Shareholders, we urge you to promptly vote your shares by completing, signing, dating and returning your proxy card in the enclosed envelope. If you hold your shares through a bank, broker or other nominee holder, please follow the voting instructions provided to you by such bank, broker or other nominee holder.

If you plan to attend the meeting:

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders who do not present an admission ticket will need to present proof of ownership of shares.  Those shareholders holding shares in brokerage accounts (“street-name shareholders”) will need to bring a copy of a brokerage statement, a legal proxy or letter from the broker confirming ownership of the Company shares.

PROXY STATEMENT

BUCKINGHAM EXPLORATION INC.
Suite 418-831 Royal Gorge Blvd.
Cañon City, CO 81212, USA

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Buckingham Exploration Inc. (hereinafter, “we”, “our”, “Corporation” or “Company”) of proxies in the accompanying form for the Special Meeting of Shareholders to be held at Suite 418-831 Royal Gorge Blvd, Cañon City, CO 81212, on July 9, 2010 at 10:00 a.m.(Pacific Standard Time) and at any adjournment thereof. This proxy and the enclosed form of proxy were first sent to shareholders on or about June 11, 2010. If the form of proxy enclosed therewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.  Solicitation of proxies may be made by mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers and other employees of the Company who will receive no additional compensation for this service.

OUTSTANDING SHARES AND VOTING RIGHTS

RECORD DATE; OUTSTANDING SHARES

As of the close of business on June 18, 2010, the record date for the Special Meeting, the Company had outstanding and entitled to vote 45,126,850 shares of Common Stock.  Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders of the Company.  Only shareholders of record at the close of business on June 18, 2010 are entitled to vote at the Special Meeting or at any adjournment thereof.

REVOCABILITY OF PROXIES

If you attend the meeting, you may vote in person, regardless of whether you have submitted a proxy. Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted. It may be revoked by filing, with our corporate secretary at the principal offices, Suite 418-831 Royal Gorge Blvd, Cañon City, CO 81212, a written notice of revocation of a duly executed proxy bearing later date, or it may be revoked by attending the meeting in person.

VOTING AND SOLICITATION

The presence at the meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of the Company’s stock entitled to vote shall constitute a quorum for the transaction of business.  Every shareholder of record is entitled, for each share held, to vote on each proposal or item that comes before the meeting. The number of votes cast in favor of a proposal must exceed the votes cast against it in order for the matter to pass.  Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect.  Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

We have borne the cost of preparing, assembling and mailing this proxy solicitation material. The total cost estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of shareholders is approximately $1,000. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding soliciting materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, without additional compensation, personally, by telephone or by facsimile.

ADJOURNED MEETING

The chair of the meeting may adjourn the meeting from time to time to reconvene at the same or some other time, date and place. Notice need not be given of any such adjournment meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken. If the time, date and place of the adjournment meeting are not announced at the meeting which the adjournment is taken, then our Secretary shall give written notice of the time, date and place of the adjournment meeting not less than ten (10) days prior to the date of the adjournment meeting. Notice of the adjournment meeting also shall be given if the meeting is adjourned in a single adjournment to a date more than 30 days after the original date fixed for the meeting or if a new record date for the adjourned meeting is fixed.

TABULATION OF VOTES

The votes will be tabulated and certified by our transfer agent.

VOTING BY STREET NAME HOLDERS

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”).

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the Special Meeting is a majority of the shares of Common Stock entitled to vote at the Special Meeting, in person or by proxy. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares represented and voting the votes cast at the Special Meeting with respect to such matter.

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum. For purposes of determining the outcome of a proposal, abstentions will have the same effect as a vote against the proposal.

Broker “non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Broker “non-votes” will be counted as shares present for purposes of determining the presence of a quorum. However, broker “non-votes” will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Where a proposal requires the vote of a majority of the shares entitled to vote rather than a majority of the votes present and voting at a meeting, the general effect of a broker “non-vote” is a vote against the proposal.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 9. 2010.

The Proxy Statement for the Special Meeting of Shareholders to be held on July 9, 2010 is available on the SEC website http://www.sec.gov.

PROPOSALS TO BE CONSIDERED AT THE SHAREHOLDER MEETING

ITEM 1: APPROVAL OF A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AT THE RATIO OF ONE NEW SHARE FOR EVERY FOUR HUNDRED EXISTING SHARES OF THE COMPANY

Our Board of Directors has approved and is recommending out our shareholders a proposal to effect a reverse stock split of all issued and outstanding shares of our common stock at the ratio of one (1) new share for every four hundred (400) existing shares of the Company (the “Reverse Stock Spit”). We currently have 45,126,850 share of our issued and outstanding common stock. Upon the corporate action coming into effect, we shall have 112,817 shares of our issued and outstanding capital.

We will not issue fractional share sin connection with the Reverse Stock Split. Any fractional shares that result for the Reverse Stock Split will be rounded up to the next whole share.

Reasons for the Proposed Amendment

Higher and more attractive share price of our stock. The anticipated stock price resulting form the Reverse Stock Split would bring our stock price to a level more consistent with other public gold exploration companies. The higher stock price would attract more institutional and other investors who generally refrain from investing in a stock below a certain price threshold.

Improved position for repayment of debt and additional financing. The Reverse Stock Split, which should result into more attractive share capital structure, will allow us to repay our debts in Company’s equity, as our creditors will be more likely to accept our shares. The Company also will be better positioned to raise capital by issuing stock to new investors.

Increased earnings per share visibility. A decrease in out outstanding shares would result in increased visibility for our earnings per share, making it easier to reflect changes in our quarterly and annual results of operations in our earnings per share calculations.

Reduced shareholder transaction costs. Many investors pay commissions based on the number of shares traded when they buy or sell our common stock. If our stock price was higher, such investors would pay lower commissions to trade a fixed dollar amount of our stock.

While the Board believes that the Reverse Stock Split will cause our shares of Common Stock to trade at higher prices than those which have prevailed in recent fiscal quarters, especially given our current healthy operating status and prospects, the actual effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted. There are numerous factors and contingencies that could adversely affect the value of the Common Stock, including prevailing economic or market conditions, and our reported results of operations in future fiscal periods. There is no assurance that:

●
the trading price per share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of pre-split shares of Common Stock outstanding before the Reverse Stock Split;

●
the total market capitalization of our Common Stock (the aggregate of the then market price) after the proposed Reverse Stock Split will be equal to or greater than the total market capitalization before the proposed split; or

●	the market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding.

Material Effect of the Proposed Capitalization Changes

If the Reverse Stock Split receives the necessary shareholder approval, the number of issued and outstanding shares of Common Stock would be reduced by a ratio of one (1) new share for every four hundred (400) old shares of the company. Except for the adjustments that may result from the treatment of fractional shares as described below, each shareholder will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as such shareholders held immediately prior to the Reverse Stock Split. Voting rights and other rights and preferences of the holders of Common Stock will not be affected by the Reverse Stock Split. The number of shareholders of record also will not be affected by the Reverse Stock Split.

The Reverse Stock Split will not affect total shareholder’s equity on our balance sheet. As a result of the reverse split, the stated capital component attributable to our Common Stock will be reduced to an amount equal to 1/400 of its present amount, and the additional paid up capital component will be increased by the amount by which the shareholder’s equity is reduced. The per share net loos and net book value per share of our Common Stock will be increased as a result of the reverse split because there will be fewer shares of our Common Stock outstanding.

The following table contains approximate information relating to the effect on outstanding and reserved shares of Common Stock under the proposed corporate action based on share information as of May 28, 2010:

	Pre – Reverse Stock Split	Post – Reverse Stock Split
Outstanding	45,126,850	112,817
Reserved for future issuance pursuant to outstanding options and warrants	0	0
Total	45,126,850	112,817

Fractional Shares

No fractional certificates will be issued as a result of the Reverse Stock Split. Instead, all fractional shares resulting from the Reverse Stock Split will be rounded up to the next whole share.

Exchange of Stock Certificates

If approved by our shareholders, the Reverse Stock Split would become effective July 9, 2010 (the “Effective Date”). As soon as practicable after the Effective Date, our transfer agent, Island Capital Management, LLC, dba Island Stock Transfer having its address at 100 Second Avenue S. Suite 705S, St. Petersburg, Florida 33701, will act as exchange agent for purposes of implementing the exchange of physical stock certificates (the “Exchange Agent”). Holders of certificates of pre-reverse split shares will be asked to surrender to the exchange agent their certificates in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter o transmittal to be sent by the Exchange Agent. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholders’ outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate which prior to the Reverse Stock Split represented shares of Common Stock, together with a duly executed transmittal letter and any other documentations the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate has been issued, certificates registered in the name of such person representing the number of full shares of Common Stock, into which the shares of Common Stock previously represented by the surrendered certificate shall have been reclassified, with any resulting fractional share being rounded up to the next whole share. Until surrendered as contemplated herein, each certificate which immediately prior to the Effective Date represented any share of Common Stock shall be deemed at and after the Effective Date to represent the number of full shares of Common Stock contemplated by the preceding sentence. Each certificate representing shares of Common Stock issued in connection with the Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the share of Common Stock. Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so and until they receive a transmittal from the Exchange Agent.

Shares held in “street name” (e.g., through an account at a brokerage firm, bank dealer or other similar organization) will automatically be adjusted to reflect the Reverse Stock Split.

Dissenters’ Right of Appraisal

Under the Nevada Revised Statues (“NRS”), our voting shareholders who would be obligated to accept money or scrip rather than receive a fraction of a share resulting from the Reverse Stock Split, may dissent in accordance with provisions NRS 92.300 to 92A.500 and obtain cash payment of the fair value of the fraction of a share to which the shareholders would otherwise be entitled.

In order to assert the right to dissent, a shareholder must satisfy the following conditions:

1.	deliver a written notice of dissent to the Company before the vote is taken; and

2.	not vote their shares in favour of the Reverse Stock Split.

The shareholder has to deliver to the Company, at its address at Suite 418-831 Royal Gorge Blvd., Cañon City, CO 81212,  before the vote is taken, a written notice of the shareholder intention to demand payment if the proposed action is effectuated. The written notice should state that the shareholder intends to demand payment for their shares if the Reverse Stock Split is completed.

A vote against the action is not deemed to satisfy the written notice requirement. Further, the dissenting shareholder must not vote, permit or case the shareholder’s shares to be voted in favor of the proposed action. However, failure of the shareholder to vote against the Reverse Stock Split will not constitute a waiver of dissenters’ rights.

Where the shareholder satisfies those conditions, the Company will send to him or her a written dissenter’s notice within 10 days after the Revere Stock Split is effective, which will provide information on where the demand for payment must be sent and where and when share certificates, if any, must be deposited. The Company will also forward a form for demanding payment, a copy of which is enclosed with this statement in Appendix A.

When the dissenting shareholder receives a dissenter’s notice from the Company and wishes to exercise dissenter’s rights, the shareholder must send the form for demanding payment to the Company and certify that the date of acquisition of the subject shares either by the shareholder or the beneficial owner of the shares, was prior to the fist announcement of the terms of the Reverse Stock Split. The shareholder should also deposit the shareholder’s certificates in accordance with the terms of the notice.

A dissenting shareholder shall be deemed to have waived the right to demand payment with respect to his or her shares, unless the Company receives the shareholder’s demand for payment on or before July 9, 2010.

After receiving the dissenter’s notice, the dissenting shareholder must deposit their share certificates representing their holdings in the capital of the Company at the Company’s address Suite 418-831 Royal Gorge Blvd., Cañon City, CO 81212.  Dissenting shareholders of the Company, whose shares are not represented by certificates will be restricted in their ability to transfer their share in the capital of the Company after their demand for payment is received by the Company.

FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTER’S NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR SHARES PURSUANT TO NEVADA’S DISSENTERS’ RIGHTS STATUE. YOUR RIGHTS AS SHAREHOLDER WILL CONTINUE UNTIL THOSE RIGHTS ARE CANCELED OR MODIFIED BY THE COMPLETION OF THE REVERSE STOCK SPLIT.

Within 30 days after receiving the shareholder’s properly executed payment demand, the Company  will pay the shareholder what it determines to be the fair value of the shareholder’s shares, plus accrued interest (computed from the effective date of the Reverse Stock Split until the date of payment).  The payment will be accompanied by:

1.
the Company’s balance sheet as of the end of the a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in the stockholder’s equity for that year, and the latest available interim financial statements, if any;

2.	a statement of the Company’s estimate of the fair value of the shareholder’s shares; and

3.	information regarding the dissenter’s rights to challenge the estimated fair value.

If you are considering exercising your dissenters’ rights, please carefully review the provisions governing dissenters’ rights of the shareholders of the Company set out in Appendix B hereto, particularly the steps required to perfect dissenters’ rights. Failure to take any one of the required steps may result in termination of your dissenters’ rights under Nevada law. If you are considering dissenting, you should consult with your legal advisor.

Dividends

The Company has never paid or declared dividends on its securities and is unlikely to pay dividends in the immediate or foreseeable future.

Recommendation and Vote Necessary to Approve the Proposal

Approval and adoption of the proposed amendment requires the affirmative vote of the holders of a majority of our issued and outstanding common shares of beneficial interest, voting as a class.

The Board of Directors unanimously recommends that you vote FOR the consolidation of our issued and outstanding common stock at the ratio of one (1) new share for every four hundred (400) existing shares.

ITEM 2: OTHER MATTERS

As of the mailing date of this proxy statement, the Board knows of no other matters to be presented at the meeting.  Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

The Company is soliciting the enclosed proxies. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officer and regular employees of the Company may, but without compensation other then their regular compensation, solicit proxies by further mailing or personal conversations or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms for their reasonable expenses in forwarding solicitation materials to the beneficial owners of stock.

Communicating with the Board of Directors

The Board welcomes your questions and comments. If you would like to communicate directly with the Board, then you may submit your communication to our Secretary at Suite 418-831 Royal Gorge Blvd, Cañon City, CO 81212.

Information Incorporated by Reference:

The following financial statements and other portions of the Company’s Annual Report on Form 10-K for the year ended May 31, 2009 (the “Form 10-K”) and the Quarterly Report on Form 10-Q for the third quarter ended February 28, 2010 (the “Form 10-Q”), which are being delivered to the shareholders with this proxy statement, are incorporated by reference herein:

●	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities, appearing in Part II, Item 5 of the Form 10-K;

●	Changes in and disagreements with accountants on accounting and financial disclosure, appearing in Part II, Item 9 of the Form 10-K;

●	The consolidated financial statements of the Company and its subsidiaries appearing in Part IV, Item 15 to the Form 10-K and the notes thereto;

●	Management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K.

●	The unaudited interim consolidated financial statements of the Company appearing in Part I, Item 1 of the Form 10-Q and the notes thereto; and

●	Management’s discussion and analysis of financial condition and results of operations appearing in Part 1, Item 2 of the Form 10-Q.

General

Unless contrary instructions are indicated on the proxy, all shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked before hey are voted, will be voted FOR Proposal No.1.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, REGARDLESS OF THE NUMBER OF COMPANY’S SHARES HELD BY YOU.

By Order of the Board of Directors

/s/ Robin Relph
C. Robin Relph, President, CEO and Secretary

Vancouver, British Columbia
June 24, 2010

BUCKINGHAM EXPLORATION INC.
SPECIAL MEETING OF SHAREHOLDERS
July 9, 2010

THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints C. Robin Ralph with full power of substitution, as proxy to represent the undersigned at the Special Meeting of Shareholders to be held at the Company’s Colorado Office located at Suite 418-831 Royal Gorge Blvd, Cañon City, CO 81212, on July 9, 2010, at 10:00 a.m. Pacific Standard Time and at any adjournment thereof, and to vote all of the shares of Common Stock of Buckingham Exploration Inc. (the “Company”) the undersigned would be entitled to vote if personally present, upon the following matters:

Please mark box in blue or black ink.

1.	Proposal No.1- Reverse stock split of the Company’s outstanding shares of Common Stock, $.0001 par value, at a ratio of one new share for every four hundred old shares of the Company.

For ☐              Against ☐             Abstain ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL OF THE PROPOSALS AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please date, sign as name appears at left, and return promptly. If the stock is registered in the name of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee, or Guardian, please give full title. Please note any change in your address alongside the address as it appears in the Proxy.

Dated:

Signature

(Print Name)

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

APPENDIX A

FORM FOR DEMANDING PAYMENT BY
DISSENTING SHAREHOLDERS

Name and Address of the Shareholder exercising dissent rights:

_________________________________________
_________________________________________
_________________________________________

Number of Shares of the Shareholder over which the Shareholder is exercising dissent rights:

_________________________________________ (the “Shares”)

The undersigned hereby certifies that he/she/it acquired beneficial ownership of the Shares of the Company on or before June 18, 2010, being the date of the first announcement of the terms of the proposed Reverse Stock Split.

Dated: ____________, 2010

______________________________                                                                                                ________________________
Signature                                                                           Signature of Co-owners, if applicable

Print Name:

Print Title:

APPENDIX B

DISSENT PROCEDURE
SECTIONS 92A.300 TO 92A.500 OF THE
NEVADA REVISED STATUTES

RIGHTS OF DISSENTING OWNERS

NRS 92A.300  Definitions.  As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

(Added to NRS by 1995, 2086)

NRS 92A.305  “Beneficial stockholder” defined.  “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

(Added to NRS by 1995, 2087)

NRS 92A.310  “Corporate action” defined.  “Corporate action” means the action of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.315  “Dissenter” defined.  “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320  “Fair value” defined.  “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.  Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.  Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3.  Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325  “Stockholder” defined.  “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.330  “Stockholder of record” defined.  “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

(Added to NRS by 1995, 2087)

NRS 92A.335  “Subject corporation” defined.  “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

(Added to NRS by 1995, 2087)

NRS 92A.340  Computation of interest.  Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350  Rights of dissenting partner of domestic limited partnership.  A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.360  Rights of dissenting member of domestic limited-liability company.  The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

(Added to NRS by 1995, 2088)

NRS 92A.370  Rights of dissenting member of domestic nonprofit corporation.

1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.  Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

(a) Consummation of a plan of merger to which the domestic corporation is a constituent entity:

       (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

       (2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.

(c) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(e) Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

(f) Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

2.  A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.  From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.

 (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721)

NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.  There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

(a) A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

(b) Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c) Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value,

Ê unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2.  The applicability of subsection 1 must be determined as of:

(a) The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or

(b) The day before the effective date of such corporate action if there is no meeting of stockholders.

3.  Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.  There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722)

NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.  A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.  A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:

(a) Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410  Notification of stockholders regarding right of dissent.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.  If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

NRS 92A.420  Prerequisites to demand for payment for shares.

1.  If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and

(b) Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

2.  If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.  A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

NRS 92A.430  Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.  The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2.  The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

NRS 92A.440  Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.  A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:

(a) Demand payment;

(b) Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.

2.  If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.  Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.  A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.  The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460  Payment for shares: General requirements.

1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the subject corporation’s principal office is located;

(b) If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or

(c) At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.

Ê The court shall dispose of the complaint promptly.

2.  The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares; and

(c) A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

NRS 92A.470  Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.  A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.  To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

(a) Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

(b) Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

(c) That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

(d) That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

(e) That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.

3.  Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.  Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725)

NRS 92A.480  Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.  A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

2.  A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.  A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727)

NRS 92A.500  Assessment of costs and fees in certain legal proceedings.

1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.  The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.  To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)